Epoch Announces Increase in Quarterly Dividend

NEW YORK — (BUSINESS WIRE) — January 8, 2010 – Epoch Holding Corporation (“Epoch” or the “Company”) (Nasdaq: EPHC), today announced that its Board of Directors has approved an increase in the quarterly dividend from $0.03 to $0.05 per share.

The dividend is payable on February 12, 2010 to shareholders of record as of January 29, 2010.

“We are pleased to announce an increase in our quarterly dividend,” said William W. Priest, Chief Executive Officer of the Company. “This quarterly dividend increase, combined with the previously announced expansion of our share buyback plan and the special dividend paid in December, reflects the Board’s continued confidence in Epoch’s business strategy and financial discipline.  The Company remains focused on delivering above average returns and superior service to clients as we develop the firm in a manner consistent with our ‘best in class’ objective.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended.  Investment management and investment advisory services are the Company's sole line of business.  Headquartered in New York, the Company's current product offerings include U.S. All Cap Value; U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. Choice; International Small Cap; Global Small Cap; Global Choice; Global Equity Shareholder Yield; and Global Absolute Return.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc. 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com.

Safe Harbor Statement

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see "Risk Factors" and "Forward-Looking Statements" in our Form 10-K for the year ended June 30, 2009.   Other factors besides those listed in "Risk Factors" and "Forward-Looking Statements", and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects.  The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact

Phil Clark, 212-303-7210, pclark@eipny.com